Exhibit 99.1

NEWS RELEASE

CONTACT: James M.Gasior, President & CEO
(330) 282-4111

Cortland Bancorp Declares Quarterly Cash Dividend of $0.05 Per Share

CORTLAND, Ohio – November 3, 2014 — Cortland Bancorp (OTCQX: CLDB), the holding company for Cortland Savings and Banking Company, today announced that its Board of Directors declared a quarterly cash dividend of $0.05 per share. The dividend will be payable on November 28, to shareholders of record as of the close of business on November 12, 2014.

“With the continued profitability of our franchise, we are again delighted to reward our shareholders with a quarterly cash dividend of $0.05 per share,” said James Gasior, President and Chief Executive Officer.

Cortland Bancorp today reported earnings increased 55% to $955,000, or $0.21 per share, for the third quarter of 2014, compared to $617,000, or $0.14 per share, for the third quarter of 2013. Earnings for the quarter were highlighted by an expanded net interest margin and improving efficiencies.

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through twelve full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, and Ashtabula in Northeastern Ohio. For additional information about Cortland Banks visit http://www.cortland-banks.com.